Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-181148 and 333-198676 on Form S-8 of our report dated April 1, 2015, relating to the consolidated financial statements of Tilly’s, Inc., appearing in the Annual Report on Form 10-K of Tilly’s, Inc. for the year ended January 30, 2016.

/s/ Deloitte & Touche LLP
Costa Mesa, California
March 30, 2016